Exhibit 23


      INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in AnnTaylor, Inc. Registration No. 333-86955 on Form S-3 of our report dated March 6, 2000 (which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in method of inventory valuation) appearing in the Annual Report on Form 10-K of AnnTaylor, Inc. for the year ended January 29, 2000.




NEW YORK, NEW YORK
April 18, 2000